Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS FOURTH QUARTER RESULTS

Albuquerque, NM — February 1, 2010

OVERVIEW:

•	Loans decreased $108 million.

•	Brokered deposits including CDARS reciprocal decreased $74 million.

•	Net interest margin of 2.62% for the quarter.

•	Total non-performing loans increased $29 million.

•	Potential problem loans decreased $33 million.

•	$103 million of allowance not included in regulatory capital.

•	First Community Bank “adequately capitalized” at December 31, 2009.

•	Tax loss carryback results in $27 million receivable.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a fourth quarter 2009 net loss of $28.4 million or $(1.37) per diluted share, compared to a net loss of $37.5 million or $(1.85) per diluted share for the same period in 2008. First State’s net loss for the year ended December 31, 2009 was $110.5 million, or $(5.36) per diluted share, compared to a net loss of $153.6 million, or $(7.60) per diluted share for the prior year. The net loss for the quarter and year ended December 31, 2009 resulted primarily from the significant provision for loan losses due to the level of non-performing assets and charge-offs and write-downs of other real estate owned. First State’s loss for the quarter and year ended December 31, 2009 was mitigated by a tax benefit of $21.4 million recorded for the quarter and $20.9 million recorded for the year. First State’s loss for the year ended December 31, 2009 also includes a gain on the sale of our Colorado branches of $23.3 million recorded in June 2009. The results for the year ended December 31, 2008 were negatively impacted by a $127.4 million non-cash goodwill impairment charge that occurred in the second quarter of 2008 as well as provisioning for loan losses due primarily to increasing levels of non-performing assets.

“While overall classified loans remained stable for the second straight quarter, we experienced another increase in non-performing loans,” stated H. Patrick Dee, President and Chief Executive Officer. “The level of loan charge-offs and potential problem loans declined in the quarter, compared to the prior quarter. For 2010, we are focused on reducing non-interest expenses in several areas and have already identified approximately $2.1 million in annualized expense reductions to be accomplished in early 2010, compared to those incurred in 2009,” continued Dee.

STATEMENT OF OPERATIONS HIGHLIGHTS:

(Unaudited - $ in thousands, except share and per-share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest income	$29,016	$46,437	$140,468	$198,415
Interest expense	10,663	16,170	52,525	73,835

Net interest income	18,353	30,267	87,943	124,580
Provision for loan losses	(45,700)	(23,383)	(162,600)	(71,618)

Net interest income (expense) after provision for loan losses	(27,347)	6,884	(74,657)	52,962
Non-interest income	6,028	6,769	55,456	26,338
Non-interest expense	28,448	28,399	112,159	238,554

Loss before income taxes	(49,767)	(14,746)	(131,360)	(159,254)
Income tax expense (benefit)	(21,413)	22,725	(20,867)	(5,623)

Net loss	$(28,354)	$(37,471)	$(110,493)	$(153,631)

Basic loss per share	$(1.37)	$(1.85)	$(5.36)	$(7.60)
Diluted loss per share	$(1.37)	$(1.85)	$(5.36)	$(7.60)
Weighted average basic shares outstanding	20,709,965	20,295,741	20,612,746	20,207,478
Weighted average diluted shares outstanding	20,709,965	20,295,741	20,612,746	20,207,478

FINANCIAL RATIOS:

(Unaudited - $ in thousands except per-share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Return on average assets	(3.95)%	(4.31)%	(3.47)%	(4.44)%
Return on average equity	(150.07)%	(78.19)%	(91.35)%	(60.28)%
Efficiency ratio	116.68%	76.68%	78.21%	158.07%
Operating expenses to average assets	3.96%	3.26%	3.52%	6.89%
Net interest margin	2.62%	3.70%	2.86%	3.91%
Average equity to average assets	2.63%	5.51%	3.79%	7.36%
Leverage ratio:
Consolidated	1.98%	5.72%	1.98%	5.72%
Bank Subsidiary	4.94%	6.99%	4.94%	6.99%
Total risk based capital ratio:
Consolidated	5.59%	9.42%	5.59%	9.42%
Bank Subsidiary	8.31%	9.44%	8.31%	9.44%

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands Except per share amounts)

	December 31, 2009	December 31, 2008	$ Change	% Change
Total assets	$2,744,395	$3,415,049	$(670,654)	(20)%
Total loans	2,017,690	2,754,589	(736,899)	(27)
Interest bearing deposits with other banks and federal funds sold	105,082	1,689	103,393	6,122
Investment securities	562,124	488,996	73,128	15
Deposits	2,034,328	2,522,542	(488,214)	(19)
Non-interest bearing deposits	350,704	453,319	(102,615)	(23)
Interest bearing deposits	1,683,624	2,069,223	(385,599)	(19)
Borrowings	595,365	596,060	(695)	—
Shareholders’ equity	47,031	159,254	(112,223)	(70)
Book value per share	$2.27	$7.84	$(5.57)	(71)
Tangible book value per share	$2.01	$7.08	$(5.07)	(72)

Net interest income was $18.4 million for the fourth quarter of 2009 compared to $30.3 million for the same quarter of 2008. For the years ended December 31, 2009 and 2008, net interest income was $87.9 million and $124.6 million, respectively. Our net interest margin was 2.62% and 3.70% for the fourth quarter of 2009 and 2008, respectively. The net interest margin was 2.86% and 3.91% for the years ended December 31, 2009 and 2008, respectively.

Net Interest Margin

The decrease in the net interest margin is primarily due to the decrease in the federal funds target rate that began in September 2007 and continued through December 2008, along with the increase in non-performing assets throughout 2008 and 2009. The Federal Reserve Bank lowered the federal funds target rate by 400 basis points in calendar 2008, leading to an equal decrease in the prime lending rate. A significant portion of our loan portfolio is tied directly to the prime lending rate and adjusts daily when there is a change in the prime lending rate. The rates paid on customer deposits are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. Although we have lowered selected deposit rates since the beginning of 2008, we continue to remain competitive in the markets we serve.

Our asset sensitivity including the increase in excess cash for liquidity purposes, the decrease in the prime lending rate, and the increase in non-accrual loans combined with an increase in borrowings in early 2009 and minimal deposit repricing continues to have a negative impact on the net interest margin.

In the first quarter of 2009, in order to increase our liquidity position, we issued additional brokered deposits and borrowed additional funds from the Federal Home Loan Bank (“FHLB”), resulting in an increase in lower yielding cash on the balance sheet. This strategy increased our cash liquidity and at the same time resulted in further margin compression by increasing our earning asset base with lower yielding assets and contributing to an increase in interest expense. As part of our strategy, we focused on maturities of 15 to 24 months for brokered deposits issued in the first quarter of 2009, as well as maturities over the next two to three years for FHLB borrowings to further strengthen our liquidity position. Although these activities noted above have contributed to the recent margin compression, we continue to believe that the improvement in our current liquidity position in the current banking environment outweighs the margin compression we have seen over the last few quarters.

The increase in non accrual loans has continued to put pressure on our net interest margin. The margin compression is a direct result of reversals of accrued interest on loans moving to non accrual status during the period as well as the inability to accrue interest on the respective loan going forward, ultimately resulting in an earning asset with a zero yield. The level of non accrual loans has increased to $258 million at the end of December 2009 from $118 million at the end of December 2008. Non accrual loans now make up 9.6% of interest earning assets compared to 3.6% a year ago.

In addition, in 2009 we classified two Colorado metropolitan municipal district bonds totaling $18.8 million as non accrual investment securities and reversed approximately $1.5 million in accrued interest during the third quarter of 2009. The bond agreements allow the districts to defer interest payments in the case where available funds from development of the district are not sufficient to cover the debt service. Due to the status of the developments and related uncertainty of the cash flows, we reversed the accrued interest on these bonds.

The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

Liquidity

Our liquidity position consists of excess cash liquidity and several other liquidity sources. The cash liquidity at December 31, 2009 of approximately $105 million is made up of excess investable cash on the balance sheet including interest-bearing deposits with other banks and federal funds sold. Our other liquidity sources include two federal funds borrowing lines for a total capacity of approximately $76 million, fully collateralized by investment securities and commercial loans, approximately $23 million of unpledged investments, and $8 million of redeemable bank owned life insurance policies. Our total liquidity position during the fourth quarter decreased $57 million compared to the third quarter and continues to evolve based on the operations of the Bank. The decrease in total liquidity is attributable to the $74 million reduction in brokered deposits including CDARS reciprocal during the fourth quarter.

We continue to focus our attention on the overall liquidity position of First Community Bank (“the Bank”) due to the current economic environment and capital structure of the Bank with particular focus on the level of cash liquidity along with monitoring the other liquidity sources available to us including federal funds lines (fully secured by securities or loan collateral) and other assets that can be monetized including the cash surrender value of bank-owned life insurance. The Bank’s most liquid assets are cash and cash equivalents and marketable investment securities that are not pledged as collateral. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period. We continue to accumulate and maintain excess cash liquidity from loan reductions to compensate for the limited liquidity options currently available.

The Bank currently has $170 million in brokered deposits including CDARS reciprocal which will mature in the next twelve months of which $44 million mature in the next 90 days. The Bank has maintained in excess of $100 million in overnight investments, which combined with normal expected repayments of loans outstanding, should provide adequate cash liquidity required to redeem these brokered deposits at maturity.

During the first part of 2010, our liquidity position will also benefit from the extension of the tax net operating loss carryback period from two to five years passed in early November. This change allows us to carry back tax losses sustained during 2009 back five years which is expected to provide approximately $27 million in additional cash liquidity during the first part of 2010.

In addition, the Bank is a participating institution in the Transaction Account Guarantee Program (“TAG Program”), which the FDIC extended in the third quarter from December 31, 2009 to June 30, 2010. The TAG Program provides our deposit customers in non-interest bearing and interest-bearing NOW accounts paying fifty basis points or less full FDIC insurance for an unlimited amount.

Management currently anticipates that our cash and cash equivalents, expected cash flows from operations, and borrowing capacity will be sufficient to meet our anticipated cash requirements for working capital, loan originations, capital expenditures, and other obligations for at least the next twelve months.

Capital Adequacy and Regulatory Matters

Consistent with September 30, 2009, the Bank remains “adequately capitalized” subjecting the Bank to prompt supervisory and regulatory actions pursuant to the FDIC Improvement Act of 1991, prohibiting us from accepting, renewing, or rolling over brokered deposits except with a waiver from the FDIC and imposing restrictions on the interest rates that can be paid on deposits. First State is now “significantly undercapitalized” under regulatory guidelines.

In the event that our deposit generation is negatively impacted by the continued classification as “adequately capitalized,” management believes that sufficient cash and liquid assets are on hand to maintain operations and meet all obligations as they come due. However, based on the recent deterioration of the loan portfolio, there is a pressing need for additional capital. Although we do not believe we currently have the ability to raise new capital at an acceptable price in the current economic environment, we continue to evaluate alternative capital strengthening strategies, and are currently working on other initiatives to strengthen our capital position including the potential sale of other loans and normal loan amortization. In accordance with our regulatory agreement, capital plans for First State and the Bank were submitted timely, but have not been accepted by the regulators due to the lack of solid evidence supporting an increase in capital levels that the regulators deem acceptable. While we continue to work toward full compliance with the requirements of the regulatory agreement, there can be no assurance that we will be able to comply fully or that efforts to comply with the regulatory agreement will not have adverse effects on First State’s ability to continue as a going concern. The most significant ramification of being adequately capitalized is our inability to rollover or renew existing brokered deposits, including CDARS reciprocal deposits, that mature or come up for renewal, without a waiver from the FDIC. The Bank is currently not seeking a waiver from the FDIC.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)

	December 31, 2009	December 31, 2008
Balance beginning of period	$79,707	$31,712
Provision for loan losses	162,600	71,618
Net charge-offs	(105,338)	(23,623)
Allowance related to loans sold	(7,747)	—

Balance end of period	$129,222	$79,707

Allowance for loan losses to total loans held for investment	6.45%	2.91%
Allowance for loan losses to non-performing loans	50%	67%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)

	December 31, 2009	December 31, 2008
Accruing loans – 90 days past due	$—	$4,139
Non-accrual loans	257,689	114,138

Total non-performing loans	$257,689	$118,277
Other real estate owned	46,503	18,894
Non-accrual investment securities	18,775	—

Total non-performing assets	$322,967	$137,171

Potential problem loans	$173,003	$130,884
Total non-performing assets to total assets	11.77%	4.02%

First State’s provision for loan losses was $45.7 million for the fourth quarter of 2009 compared to $23.4 million for the same quarter of 2008. The provision for loan losses for the year ended December 31, 2009 was $162.6 million, compared to $71.6 million for the same period in 2008. First State’s allowance for loan losses was 6.45% and 2.91% of total loans held for investment at December 31, 2009 and December 31, 2008, respectively. The increase in the provision is a result of an increase in non-performing loans and higher levels of net charge-offs. Non-performing loans increased by $139.4 million during 2009, including increases of $45.3 million and $47.7 million in the first and second quarters respectively, while the increase for the third and fourth quarters were $17.3 million and $29.1 million, respectively. Potential problem loans increased by $42.1 million from December 31, 2008; however, for the quarters ended September 30, 2009 and December 31, 2009, they declined by $53.1 million and $32.8 million, respectively. Net charge-offs totaled $31.1 million for the fourth quarter of 2009, as we continued to charge off all specific reserves that have been determined to be collateral dependent.

The increase in the allowance is based on management’s current evaluation and provides for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions.

Other real estate owned increased approximately $27.6 million compared to December 31, 2008. Other real estate owned at December 31, 2009 includes $41.9 million in foreclosed or repossessed assets, and $4.6 million in facilities and vacant land listed for sale.

Non-accrual investment securities include municipal utility district bonds related to two residential housing developments in the Denver, Colorado metropolitan area which are not current on debt service.

“We continue to aggressively work the other real estate owned portfolio, and have been successful in moving numerous properties, although we saw a net increase in this category of assets during the quarter,” stated H. Patrick Dee, President and Chief Executive Officer.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)

	Fourth Quarter Ended December 31,
	2009	2008	$ Change	% Change
Service charges	$2,996	$4,189	$(1,193)	(29)%
Credit and debit card transaction fees	850	998	(148)	(15)
Gain (loss) on investment securities	1,077	(50)	1,127	2,254
Gain on sale of loans	643	751	(108)	(14)
Other	462	881	(419)	(48)

	$6,028	$6,769	$(741)	(11)%

The decrease in service charges is primarily due to the completion of the sale of our Colorado branches on June 26, 2009.

The increase in gain on investment securities is due to an increase in sales of investment securities during the period. Certain securities were sold at a gain as part of our continued efforts to bolster capital by repositioning U.S. Agency securities into GNMA securities which are guaranteed by the U.S. government and therefore have a lower risk weighting for capital purposes. The 2008 loss on investment securities represents an other-than-temporary impairment charge of $50,000 on FHLMC preferred stock acquired as part of the acquisition of Front Range Capital Corporation in March 2007.

The decrease in other non-interest income is primarily due to a decrease in income from the cash surrender value of bank-owned life insurance. In September 2009, we surrendered bank-owned life insurance policies with a current value of approximately $36 million for liquidity and risk-based capital purposes.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)

	Year Ended December 31,
	2009	2008	$ Change	% Change
Service charges	$13,606	$14,872	$(1,266)	(9)%
Credit and debit card transaction fees	3,717	4,011	(294)	(7)
Gain (loss) on investment securities	8,040	(732)	8,772	1,198
Gain on sale of loans	3,933	3,947	(14)	—
Gain on sale of Colorado branches	23,292	—	23,292	—
Other	2,868	4,240	(1,372)	(32)

	$55,456	$26,338	$29,118	111%

The decrease in service charges and credit and debit card transaction fees is due to the completion of the sale of our Colorado branches on June 26, 2009 and a general decrease in NSF activity, partially offset by an increase in NSF fees charged per occurrence, an increase in account analysis fees, an increase in non-customer ATM fees, and a reduction in fees waived from deposit accounts.

The increase in gain on investment securities is due to an increase in sales of investment securities during the period. Certain securities were sold at a gain as part of our continued efforts to bolster capital as described above. The 2008 loss on investment securities includes an other-than-temporary charge of $948,000 on FHLMC preferred stock as described above, partially offset by gains from calls and sales of securities during the period.

The gain on sale of our Colorado branches is from the sale transaction completed on June 26, 2009.

The decrease in other non-interest income is due to several items including a decrease in check imprint income, a decrease in official check outsourcing fee income as official check processing was brought in-house in the fourth quarter of 2008, a decrease attributable to the redemption of VISA stock that occurred in the first quarter of 2008, a decrease in rental income related to the sale of our Colorado branches on June 26, 2009, and a decrease in bank-owned life insurance income. In September 2009, we surrendered bank-owned life insurance policies with a current value of approximately $36 million for liquidity and risk-based capital purposes. The surrenders resulted in a tax penalty of approximately $896,000 which is included in other non-interest expense.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)

	Fourth Quarter Ended December 31,
	2009	2008	$ Change	% Change
Salaries and employee benefits	$9,171	$12,456	$(3,285)	(26)%
Occupancy	2,828	4,000	(1,172)	(29)
Data processing	1,289	1,447	(158)	(11)
Equipment	1,335	1,920	(585)	(31)
Legal, accounting, and consulting	1,179	893	286	32
Marketing	468	1,318	(850)	(65)
Telephone	347	346	1	—
Other real estate owned	6,412	865	5,547	641
FDIC insurance premiums	1,887	776	1,111	143
Amortization of intangibles	271	640	(369)	(58)
Other	3,261	3,738	(477)	(13)

	$28,448	$28,399	$49	—%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At December 31, 2009, full time equivalent employees totaled 542 compared to 813 at December 31, 2008. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193.

The decrease in occupancy is primarily due to a decrease in rent and related expenses due to the sale of the Colorado branches and the Colorado Mortgage division closure.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment and a decrease in personal property taxes, both due to the sale of the Colorado branches and Colorado mortgage division closure.

The decrease in marketing expenses is primarily due to a decrease in direct advertising costs. Marketing costs were higher in the 2008 period due to the Bank’s new ad campaign combined with costs associated with the introduction of the Bank’s new deposit products.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect further deterioration of fair values subsequent to foreclosure and an increase in other expenses related to the properties, both commensurate with the increase in the number of properties.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect on January 1, 2009. In February 2009, the FDIC adopted an additional final rule which included an additional uniform two basis point increase as well as other adjustments that took effect on April 1, 2009.

The decrease in amortization of intangibles is due to the sale of our Colorado branches on June 26, 2009.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)

	Year Ended December 31,
	2009	2008	$ Change	% Change
Salaries and employee benefits	$42,197	$51,204	$(9,007)	(18)%
Occupancy	13,554	16,523	(2,969)	(18)
Data processing	5,541	5,714	(173)	(3)
Equipment	6,070	7,892	(1,822)	(23)
Legal, accounting, and consulting	6,611	2,849	3,762	132
Marketing	2,418	3,856	(1,438)	(37)
Telephone	1,567	1,891	(324)	(17)
Other real estate owned	10,330	3,194	7,136	223
FDIC insurance premiums	8,998	2,325	6,673	287
Amortization of intangibles	1,746	2,560	(814)	(32)
Goodwill impairment charge	—	127,365	(127,365)	(100)
Other	13,127	13,181	(54)	—

	$112,159	$238,554	$(126,395)	(53)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount as discussed above in the fourth quarter. The decrease is also due to a decrease in incentive bonus expense and a decrease in self-insured medical and dental claims, partially offset by separation pay associated with the sale of the Colorado branches and the closure of our Colorado mortgage division. The separation pay related to the Colorado branches and the Colorado Mortgage division totaled approximately $1.3 million.

The decrease in occupancy is primarily due to a decrease in building depreciation expense and leasehold amortization, and a decrease in rent and related expenses due to the sale of the Colorado branches and Colorado mortgage division closure.

The decrease in equipment is primarily due to the decrease in equipment depreciation expense, primarily related to the Colorado branches that were sold in June 2009.

The increase in legal, accounting, and consulting expense resulted from legal and investment banking fees incurred in connection with the sale of our Colorado branches of approximately $1.3 million, consulting costs of $1.8 million related to a staffing model and various revenue enhancement models that were prepared in connection with our continued efforts to control non-interest expenses and increase other non-interest income, and legal fees associated with higher levels of non-performing loans and our written agreement with the regulators.

The decrease in marketing expenses is primarily due to a decrease in direct advertising costs. Marketing costs were higher in the 2008 period due to the Bank’s new ad campaign combined with costs associated with the introduction of the Bank’s new deposit products. The decrease is also due to a decrease in contributions and sponsorships resulting from our expense reduction initiative.

The increase in expenses for other real estate owned is primarily due to an increase in write-downs of properties to reflect further deterioration of fair values subsequent to foreclosure and an increase in other expenses related to the properties, both commensurate with the increase in number of properties.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect on January 1, 2009, the five basis point special assessment for $1.4 million that occurred in the second quarter of 2009.

The decrease in amortization of intangibles is due to the sale of our Colorado branches on June 26, 2009.

Other non-interest expense includes the $896,000 tax penalty that resulted from the surrender of bank-owned life insurance policies in the third quarter of 2009. This amount was offset by a decrease in travel and entertainment resulting from our expense reduction initiative.

Income tax benefit of $21.4 million for the quarter ended December 31, 2009 and $20.9 million for the year ended December 31, 2009 is due to the future recovery of previous taxes paid, resulting from recently enacted legislation allowing an extended carry-back period from two years to five years for net operating losses.

In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, February 1, 2010 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning February 1, 2010 through February 10, 2010 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Friday, January 29, 2010, First State’s stock closed at $0.64 per share.

The following tables provide selected information for average balances and average yields for the quarters and years ended December 31, 2009 and December 31, 2008:

(Unaudited - $ in thousands)

	Fourth Quarter Ended December 31, 2009		Fourth Quarter Ended December 31, 2008
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,081,696	4.80%	$2,760,899	5.88%
Investment securities	559,637	2.67%	489,050	4.59%
Interest-bearing deposits with other banks and federal funds sold	141,871	0.23%	7,107	1.18%
Total interest-earning assets	2,783,204	4.14%	3,257,056	5.67%
Total interest-bearing deposits	1,726,454	1.75%	2,023,986	2.47%
Total interest-bearing liabilities	2,360,647	1.79%	2,781,323	2.31%

Non interest-bearing demand accounts	388,734		468,832
Equity	74,959		190,655
Total assets	2,850,294		3,462,485

(Unaudited - $ in thousands)

	Year Ended December 31, 2009		Year Ended December 31, 2008
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,418,664	5.07%	$2,684,488	6.53%
Investment securities	508,655	3.45%	497,703	4.59%
Interest-bearing deposits with other banks and federal funds sold	146,407	0.25%	6,586	2.44%
Total interest-earning assets	3,073,726	4.57%	3,188,777	6.22%
Total interest-bearing deposits	1,959,049	2.02%	2,069,628	2.79%
Total interest-bearing liabilities	2,603,713	2.02%	2,709,748	2.72%

Non interest-bearing demand accounts	438,054		476,029
Equity	120,951		254,872
Total assets	3,188,084		3,462,488

The following tables provide information regarding loans and deposits for the years ended December 31, 2009 and 2008:

LOANS:

(Unaudited - $ in thousands)

	December 31, 2009		December 31, 2008
Commercial	$259,353	12.8%	$356,769	13.0%
Real estate – commercial	883,598	43.8%	1,172,952	42.6%
Real estate – one- to four-family	187,085	9.3%	270,613	9.8%
Real estate – construction	645,280	32.0%	896,117	32.5%
Consumer and other	28,202	1.4%	41,474	1.5%
Mortgage loans available for sale	14,172	0.7%	16,664	0.6%

Total	$2,017,690	100.0%	$2,754,589	100.0%

DEPOSITS:

(Unaudited - $ in thousands)

	December 31, 2009		December 31, 2008
Non-interest bearing	$350,704	17.2%	$453,319	18.0%
Interest-bearing demand	353,705	17.4%	296,732	11.8%
Money market savings accounts	381,566	18.8%	471,011	18.6%
Regular savings	88,044	4.3%	100,691	4.0%
Certificates of deposit less than $100,000	232,852	11.5%	325,110	12.9%
Certificates of deposit greater than $100,000	425,739	20.9%	471,826	18.7%
CDARS Reciprocal deposits	56,741	2.8%	212,249	8.4%
Brokered deposits	144,977	7.1%	191,604	7.6%

Total	$2,034,328	100.0%	$2,522,542	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth, timing of new branch openings, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, asset quality and loan loss trends, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2008, and are updated in our Form 10-Q for the period ended June 30, 2009, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.